Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 100 San Diego, CA 92130-4092 858.720.8900 main 858.509.3691 fax www.sheppardmullin.com

May 14, 2026

VIA EDGAR

Red Cat Holdings, Inc.

2800 S West Temple, Suite 5

South Salt Lake, UT 84115

Re: Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to Red Cat Holdings, Inc., a Nevada corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of 23,936,171 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s Registration Statement on Form S-3ASR (No. 333-295792) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the preliminary prospectus supplement and final prospectus supplement filed by the Company with the Commission pursuant to Rule 424(b) under the Act supplementing the Base Prospectus (the Base Prospectus, preliminary prospectus and final prospectus, are collectively referred to herein as the “Prospectus”). The Shares are to be sold by the Company pursuant to that certain underwriting agreement (the “Underwriting Agreement”), dated May 12, 2026, by and between the Company, Evercore Group L.L.C., BofA Securities, Inc., and each of the other Underwriters named in Schedule A thereto (collectively, the “Underwriters”), as described in the Prospectus.

This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act and it is understood that this opinion letter is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective under the Act.

In connection with this opinion letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Company’s Amended and Restated Articles of Incorporation, and Amended and Restated Bylaws, each as currently in effect, the Underwriting Agreement, and such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed: the genuineness of all signatures, including endorsements; the legal capacity and competency of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies, including facsimile, electronic, certified or photostatic copies the authenticity of the originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to any facts relevant to the opinion expressed below, we relied upon statements and representations of officers and other representatives of the Company and others and of public officials and have not independently established or verified such facts.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, (i) the Shares have been duly authorized by all requisite corporate action on the part of the Company under the Nevada Revised Statutes (the “NRS”) and, when the Shares are delivered and paid for by the purchasers in accordance with the terms of the Underwriting Agreement and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Shares will be validly issued, fully paid and nonassessable.

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 100 San Diego, CA 92130-4092 858.720.8900 main 858.509.3691 fax www.sheppardmullin.com

The opinion which we render herein is expressly limited solely to those matters governed by the NRS and is based on the NRS as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance with respect to any other laws or as to compliance with any federal or state securities law, rule or regulation or as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on or about the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm in the “Legal Matters” section in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations under the Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP